Q1 FY2024 Shareholder Letter

November 2, 2023

Dear Shareholders,

We had a solid Q1FY24 and performed at or above our guidance. We were able to focus our attention on the performance of the business, putting the negative surprises and distractions of past quarters in the rearview mirror. And as we customarily do each time this year, we’ve been preparing for the seasonal holiday rush and cementing important partnerships we expect to drive increased brand relevance and growth.

These growth initiatives, which I’ll discuss next, inform our performance expectations for 2HFY24. Our guidance forecasts a return to revenue growth in 2H. We also expect positive adjusted EBITDA and substantial positive free cash flow* in the second half of this fiscal year, with a goal of achieving near breakeven free cash flow on a full year basis.

Fiscal YTD, we’ve announced collaborations with Liverpool Football Club (LFC), the University of Michigan, lululemon, New York Road Runners, and most recently, the NBA and WNBA. These partnerships will continue our drive to broaden awareness for Peloton and the impact we have on Members’ lives.

I’ll talk more about the importance of these initiatives in a moment, but first I want to update you on some of the other growth initiatives I spoke about in last quarter’s shareholder letter.

Peloton Bike Rental subscriptions, which we sometimes refer to as Fitness-As-A-Service (FAAS), is the largest of these initiatives so far and is also the first new growth initiative we launched in 2022. We ended 1QFY24 with 54 thousand rental subscribers in the US and Canada. We expect to finish the fiscal year with ~75 thousand subscribers and to grow our Bike rental subscription revenues for FY24 by ~90%+ Y/Y. As in previous periods, rentals continue to be highly incremental, with 60%+ of survey respondents saying they wouldn’t have joined Peloton if it weren’t for the flexibility our rental program offers. We recently expanded Bike rental into Germany and plan to expand this option to the UK and select college campuses in the US this fiscal year.

Peloton Bike Rental inventory consists of new Bikes as well as our Peloton Certified Refurbished inventory. The average payback period on Bike rentals is 18 months. Rentals accounted for more than 33% of Bike orders last quarter, which is to say it seems like we’re onto a big growth opportunity.

Another significant area of forecast revenue growth this fiscal year is international (20%+). The bulk of this growth is expected to come from existing markets, principally the UK and Germany, as we lean into more culturally relevant marketing, content, and business models like rental, which is off to a strong start in Germany.

To help drive our growth, we recently partnered with Jürgen Klopp, the iconic Liverpool Football Club (LFC) coach and national icon, to broaden the appeal of Peloton in this market and beyond. We are also leaning into our brand partnership with LFC to produce compelling content with players from both the Men's and Women's first teams, giving us access to their more than 150 million global digital followers in the UK and worldwide. LFC competes in the English Premier League and is one of the most successful and best loved clubs in world football. We’re proud to be associated with this storied franchise and their elite athletes on both the men’s and women’s teams.

On the heels of our partnership announcements with LFC and Michigan and before the announcement of our partnership with the NBA and WNBA, we saw exceptionally strong inbound interest in partnering with us from universities and professional sports leagues. This includes inquiries from more than 50 top-ranked, Division I universities and pro sports teams, organizations, events, and agencies in the US and around the world.

(*) Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. For a reconciliation of each non-GAAP financial measure to their most directly comparable GAAP financial measure, and rationale for why we rely on these measures, please see the reconciliation tables located below.

I think it might be helpful to explain what the different components of a university deal might include. I’ll use Michigan as an example. First off, let's acknowledge that a university represents a vast ecosystem that includes students, student athletes, faculty, staff, alumni, and fans. We want to reach everybody in that ecosystem. Our co-branded Bike is one way we’re trying to engage these audiences. But in addition, we will be introducing the Peloton App to both students and faculty. At Michigan, we are working with select student athletes to help us drive reach and relevance across the Michigan ecosystem. We also plan to experiment with a Bike rental offering tailored to student needs, recognizing the academic calendar requires movement into and out of student housing at the end of their school year. We’re also going to sell our Peloton hardware to campus recreation centers, athletic facilities, off-campus housing, and hotels around campus. Expect to hear more about our college and sports partnership strategy as FY24 unfolds.

In addition to our growth investments in our Bike rental program, international, and partnerships, we’re making a large bet on growing Peloton App subscribers in FY24. That bet is part of our strategy to expand our TAM by offering a broad range of connected fitness products for anyone, anytime, anywhere, with a range of price points from our free tier to our most expensive connected fitness hardware, the soon to be reintroduced, Tread+ (priced at $5,995).

As you know, we launched the standalone Peloton App with three tiers (Free, App One, App+) at the end of May. With limited marketing support, we saw more than one million consumers download the free version of our App. Our brand relaunch was successful in continuing to resonate with our core demographic, and it also attracted more male, GenZ, Black, and LatinX groups than before the relaunch.

That’s the good news. The bad news is we were less successful at engaging and retaining free users and converting them to paying memberships than we expected.

We did two things in response. First, we shifted our marketing spend to focus on our paid App. That shift worked well and is driving a higher mix of premium priced App+ subscribers than we were expecting. Second, we redoubled our efforts to remove onboarding friction in our App to support new users in finding their first Peloton classes. This will be a long term work in process.

Finally, I’d like to give you an update on content and user engagement. Y/Y, we saw an increase in average monthly subscription engagement (as measured by time spent on the platform) in the quarter of 6%. Two engagement trends were apparent during the quarter. Members are engaging with longer classes, and, on average, they are taking more class types than they did a year ago.

For our part, we’ve continued to invest in expanding our programming initiatives across Running, Strength, Rowing, Yoga, and Stretching. And to ensure we are driving even greater engagement, we just announced that Peloton Members with NBA League Pass will be able to stream games live directly on their console alongside their favorite TV shows, movies, and more.

In closing, I’d like to take a moment to acknowledge the innumerable contributions of our co-founder Tom Cortese as he departs Peloton and passes the Chief Product Officer role to Nick Caldwell, who officially joined Peloton November 1. This has been a remarkably smooth transition, which is a credit to both Tom and Nick who have been working closely together since the change was first announced.

Finally, I’d like to once again thank our Members for their continued support as well as our team members for their continued hard work and dedication to our mission of helping Members be the best version of themselves through connected fitness.

Barry McCarthy
CEO & President

FY 2024 Q1 Operating Metrics and Financial Summary

				% Change
User Metrics	Q1 FY23	Q4 FY23	Q1 FY24	Y/Y	Q/Q
Members (in millions)	6.7	6.5	6.4	(4)%	(1)%
Ending Paid Connected Fitness Subscriptions (in millions)	2.918	2.997	2.964	2%	(1)%
Average Net Monthly Paid Connected Fitness Subscription Churn	1.2%	1.8%	1.5%	30 bps	(30) bps
Ending Paid App Subscriptions (in millions)	0.875	0.828	0.763	(13)%	(8)%
Average Monthly Paid App Subscription Churn (1)	—	—	6.3%	—	—

Financial Results (dollars in millions)
Connected Fitness Products Revenue	$204.2	$220.4	$180.6	(12)%	(18)%
Subscription Revenue	412.3	421.7	415.0	1%	(2)%
Total Revenue	$616.5	$642.1	$595.5	(3)%	(7)%

Connected Fitness Products Gross Profit	$(55.6)	$(82.6)	$5.7	110%	107%
Connected Fitness Products Gross Margin	(27.2)%	(37.5)%	3.1%	3,040 bps	4,060 bps

Subscription Gross Profit	$272.8	$283.6	$279.7	3%	(1)%
Subscription Gross Margin	66.2%	67.3%	67.4%	120 bps	20 bps
Subscription Contribution Margin (2)	71.3%	72.1%	72.0%	60 bps	(10) bps

Total Gross Profit	$217.2	$201.1	$285.4	31%	42%
Total Gross Margin	35.2%	31.3%	47.9%	1,270 bps	1,660 bps

Total Operating Expenses	$591.1	$426.8	$417.6	(29)%	(2)%

Net Loss	$(408.5)	$(241.8)	$(159.3)	61%	34%
Adjusted EBITDA (2)	$(33.4)	$(34.7)	$9.1	127%	126%

Net Cash Used in Operating Activities	$(202.8)	$(55.4)	$(79.2)	61%	(43)%
Free Cash Flow (2)	$(246.3)	$(74.0)	$(83.2)	66%	(12)%
____________________________________
(1) Average Net Monthly Paid App Subscription Churn is reported on a go-forward basis starting in Q1 FY24 as the metric includes App One and App+ subscriptions that were not available during fiscal year 2023.
(2) For a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure, please refer to the reconciliation tables in the section titled “Non-GAAP Financial Measures.”

OPERATING METRICS

Paid Connected Fitness Subscriptions
We ended the quarter with 2.96 million Ending Paid Connected Fitness Subscriptions, reflecting a net reduction of 33 thousand in the quarter. Hardware deliveries exceeded our internal expectations across both sold and rented channels, and secondary market activations were also ahead of forecast. Better than anticipated demand was partially offset by modestly higher than forecasted Average Net Monthly Paid Connected Fitness subscription churn of 1.5%.

Paid App Subscriptions
We ended the quarter with 763 thousand Peloton App subscribers, reflecting a net reduction of 65 thousand in the quarter. Paid App Subscriptions exceeded our forecast due to slightly higher than expected additions coupled with slightly lower than expected Average Monthly Paid App Subscription churn of 6.3%. Our premium tier App+ subscription additions continue to track ahead of expectations.

Quarterly and Recent Highlights
On September 27th we announced our five year strategic partnership with lululemon. This multi-dimensional agreement brings together our two brands to create unique fitness experiences, including special content and co-branded fitness apparel product lines. Starting November 1st, lululemon Studio Members will have access to thousands of Peloton classes, and next Spring Peloton will become the exclusive third party digital fitness content provider for lululemon Studio. In addition, exclusive Peloton content will be available to people who sign up for lululemon’s free Essential membership program, which currently has more than 13 million Members. We see multiple benefits in this partnership, including an opportunity to introduce the Peloton App to millions of lululemon fitness enthusiasts. Judging by a terrific response to the launch of our co-branded apparel lines that far-exceeded our forecasts, we know consumers are excited to see our partnership evolve over the coming quarters.

Most recently, on October 17th we announced our expansion into Austria, our fifth international market. Amazon will be offering Bike, Bike+, and select accessories, while leading sports retailer Sport-Tiedje will offer our Peloton Tread in addition to these products. While we have strong growth expectations for all of our International markets in FY24, we are especially leaning into our opportunity to grow our U.K. and German membership bases. We're encouraged by the fact that our European members have comparable engagement, retention, and NPS scores to the U.S. and Canada.

We expect Peloton for Business to be another growth driver in FY24. Since the launch of our recent partnerships (mentioned above) we've received significant inbound interest and we're involved in a wide range of conversations with prospective partners. In Q1, we added our second PEO (professional employment organization) reseller (formal announcement to come) as well as Penn State Health, our newest corporate wellness customer.

Q1 FINANCIAL RESULTS
Revenue
Total revenue was $595.5 million for the three months ended September 30, 2023, comprised of $180.6 million of Connected Fitness segment revenue and $415.0 million of Subscription revenue, comparing to our $580 million to $600 million guidance range.

Gross Profit and Margin
Total Gross profit was $285.4 million for the three months ended September 30, 2023, yielding a gross margin of 47.9% (versus our 46.5% guidance). Our Connected Fitness segment gross margin was 3.1%, slightly ahead of our expectation. As our inventory levels normalize and we continue to realize the benefits of our supply chain restructuring actions, we're seeing significant reductions in our landed and delivery costs. Across our bike portfolio, our blended landed cost per unit was down 17% year over year as compared to the three months ended September 30, 2022, as inventory sold last year was burdened with high historical inbound logistics costs. Last mile cost per delivery was down 36% year over year, as we see continued benefits from our logistics outsourcing.

Subscription segment gross margin of 67.4% was in-line with our expectations.

Operating Expenses
Total operating expenses, including restructuring and impairment expenses, were $417.6 million for the three months ended September 30, 2023. General and administrative expense decreased by $42.4 million versus the year ago period, primarily driven by decreases in stock-based compensation expense of $16.9 million, largely due to normalizing of stock-based compensation expense following the acceleration of certain restricted stock unit vesting schedules and the repricing of certain stock option awards during the three months ended September 30, 2022, as well as reductions in personnel-related expenses, legal fees, other professional fees. Sales and marketing expense increased $7.4 million versus the year ago period. Lower personnel-related, stock-based compensation, and retail showroom expenses were offset by increased investment in acquisition marketing. Research and development expense decreased $9.4 million versus the year ago period, primarily driven by reductions in stock-based compensation expense and product development and research costs.

This quarter we recognized $41.9 million of impairment and restructuring expense, of which $31.2 million was non-cash. The non-cash charges were primarily related to asset write-downs and write-offs in relation to Peloton Output Park, the closure of retail showroom locations, and other manufacturing and software assets. The cash charges were comprised of $6.1 million of severance payments as well as $4.5 million relating to other items including facility exit costs.

Net Cash Used in Operating Activities, Free Cash Flow & Cash Balance
Net cash used in operating activities was $(79.2) million and free cash flow was $(83.2) million, of which $(23.5) million was associated with our previously announced Bike seat post recall. We ended the quarter with $748.5 million in unrestricted cash and cash equivalents. We also have access to a $400.0 million revolving credit facility, which remains undrawn to date.

Q2 Outlook
Our Q2 Paid Connected Fitness Subscription guidance reflects seasonal growth in hardware sales coupled with a continued uncertain macroeconomic environment. We also expect modest sequential improvement to Paid Connected Fitness Subscription churn as Members continue to unpause their subscriptions related to the seat post recall, coupled with seasonal reductions in churn.

Our Q2 Paid App Subscription guidance reflects a sequential improvement in gross additions due to improvements to our conversion funnel to reduce cannibalization of paid additions from our free tier. However, in Q2 we expect Paid App gross additions to be more than offset by a sequential increase in Paid App Subscription churn due to the expiration of legacy content access for the portion of our App subscribers who joined Peloton prior to the announcement of our paid tier pricing in May 2023.

We expect a sequential decline in Q2 total gross margin as a result of a seasonal mix-shift toward our Connected Fitness segment. We also expect a sequential decline in Q2 Adjusted EBITDA; although revenue is expected to increase vs. prior quarter, higher sales and marketing expense will lead to an overall reduction in Adjusted EBITDA.

Q2 FY24 OUTLOOK

			Q2 FY24 Range		% Change (Midpoint)
User Metrics (in millions)	Q2 FY23	Q1 FY24	Low	High	Y/Y	Q/Q
Ending Paid Connected Fitness Subscriptions	2.98	2.96	2.97	2.98	0%	0%

Ending Paid App Subscriptions	0.85	0.76	0.66	0.68	(21)%	(12)%

Financial Results (dollars in millions)
Total Revenue	$792.7	$595.5	$715.0	$750.0	(8)%	23%

Total Gross Margin	29.7%	47.9%	40.0%	40.0%	1,035 bps	(792) bps

Adjusted EBITDA	$(122.4)	$9.1	$(90.0)	$(70.0)	35%	(978)%

Full Year Outlook
Our Full Year guidance reflects revenue growth acceleration in the second half of the fiscal year, fueled, in part, by the expected relaunch of Tread+. It also reflects expected continued growth of our Bike rental program and strong growth in our International markets. All of this is tempered by uncertainty related to the performance of the Tread+ relaunch, our ability to efficiently grow Paid App subscribers and other new initiatives, as well as an uncertain macroeconomic outlook.

FY24 OUTLOOK

		FY24 Range		% Change (Midpoint)
User Metrics (in millions)	FY23	Low	High	Y/Y
Ending Paid Connected Fitness Subscriptions	3.00	2.97	3.01	0%

Ending Paid App Subscriptions	0.83	0.70	0.85	(6)%

Financial Results (dollars in millions)
Total Revenue	$2,800.2	$2,700.0	$2,800.0	(2)%

Total Gross Margin	33.0%	44.0%	44.0%	1,102 bps

Adjusted EBITDA	$(208.5)	$(75.0)	$(25.0)	76%

With the distractions of the past few months solidly behind us, Q1 was focused on preparing for the all-important holiday selling season. With the early performance of our brand refresh, new partnerships, improved features and functionality in our connected fitness platform and our App, and continued investments in our hardware products, we remain optimistic about our ability to accelerate subscriber growth in Q2 and the remainder of fiscal year 2024.

Liz Coddington
CFO

Webcast
We will host a Q&A session at 8:30 a.m. ET on Thursday, November 2nd, 2023 to discuss our financial results. To participate in the live call by phone, please go to this link to register (phone registration link), and you will be provided with dial in details. To avoid delays, we encourage participants to register at a minimum 15 minutes before the start of the call. A live webcast of the call will be available at https://investor.onepeloton.com/news-and-events/events and a replay will be available on the investor relations page of the Company's website for 30 days.

Safe Harbor Statement
This shareholder letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this shareholder letter other than statements of historical fact, including, without limitation, statements regarding our expected financial results for the second quarter of and full fiscal year 2024; our execution and timing of and the expected benefits from our restructuring initiative and cost-saving measures; our supply chain management initiatives; details regarding and the timing of the launch of products and services; the launch of global partnership growth initiatives; our future operating results and financial position, including our ability to achieve positive free cash flow; our profitability; our business strategy and plans, including subscriber and market growth and international growth; our objectives for future operations; statements regarding our future performance and our market opportunity. The words “believe,” “may,” “will,” “estimate,” “potential,” “continue,” “anticipate,” “intend,” “expect,” “could,” “would,” “project,” “plan,” “target,” and similar expressions are intended to identify forward-looking statements, though not all forward-looking statements use these words or expressions.

We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties, and assumptions and other important factors that could cause actual results to differ materially from those stated, including, without limitation: our ability to achieve and maintain future profitability; our ability to attract and maintain Subscribers; our ability to accurately forecast consumer demand of our products and services and adequately maintain our inventory; our ability to execute and achieve the expected benefits of our restructuring initiative and other cost-saving measures; our ability to effectively manage our growth and costs; our ability to anticipate consumer preferences and successfully develop and offer new products and services in a timely manner, or effectively manage the introduction of new or enhanced products and services; demand for our products and services and growth of the connected fitness products market and of our paid App; our ability to maintain the value and reputation of the Peloton brand; our ability to negotiate Peloton for Business partnerships; disruption or failure of our information technology systems or websites; our reliance on a limited number of suppliers, contract manufacturers, and logistics partners for our Connected Fitness Products; our lack of control over suppliers, contract manufacturers, and logistics partners; our ability to predict our long-term performance and declines in our revenue growth as our business matures; the effects of increased competition in our markets and our ability to compete effectively; any declines in sales of our Bike and Bike+; our dependence on third-party licenses for use of music in our content; actual or perceived defects in, or safety of, our products, including any impact of product recalls or legal or regulatory claims, proceedings or investigations involving our products; our ability to maintain, protect, and enhance our intellectual property; our ability to stay in compliance with laws and regulations that currently apply or become applicable to our business both in the United States and internationally; and other risk factors identified in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K reports filed with the Securities and Exchange Commission, as such factors may be updated in our filings with the Securities and Exchange Commission, which are available on the Investor Relations page of our website at https://investor.onepeloton.com/investor-relations and on the SEC website at www.sec.gov.

You should not rely upon forward-looking statements as predictions of future events. The events and circumstances reflected in the forward-looking statements may not be achieved or occur. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Our forward-looking statements speak only as of the date of this shareholder letter, and we undertake no obligation to update any of these forward-looking statements for any reason after the date of this shareholder letter or to conform these statements to actual results or revised expectations, except as required by law.

FINANCIAL TABLES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in millions, except share and per share amounts)

	September 30,	June 30,
	2023	2023
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$748.5	$813.9
Accounts receivable, net	99.8	97.2
Inventories, net	514.6	522.6
Prepaid expenses and other current assets	224.5	205.4
Total current assets	1,587.5	1,639.1
Property and equipment, net	420.3	444.8
Intangible assets, net	22.8	25.6
Goodwill	41.2	41.2
Restricted cash	61.4	71.6
Operating lease right-of-use assets, net	515.0	524.1
Other assets	24.5	22.7
Total assets	$2,672.8	$2,769.1
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$485.5	$478.4
Deferred revenue and customer deposits	173.7	187.3
Current portion of long-term debt and other bank borrowings	7.5	7.5
Operating lease liabilities, current	79.7	83.5
Other current liabilities	3.6	4.6
Total current liabilities	750.0	761.4
0% Convertible senior notes, net	989.1	988.0
Term loan, net	691.2	690.9
Operating lease liabilities, non-current	585.7	593.8
Other non-current liabilities	27.7	30.1
Total liabilities	3,043.8	3,064.2
Commitments and contingencies
Stockholders’ deficit
Common stock, $0.000025 par value; 2,500,000,000 and 2,500,000,000 Class A shares authorized, 342,407,114 and 338,750,774 shares issued and outstanding as of September 30, 2023 and June 30, 2023, respectively; 2,500,000,000 and 2,500,000,000 Class B shares authorized, 18,016,072 and 18,016,853 shares issued and outstanding as of September 30, 2023 and June 30, 2023, respectively.	—	—
Additional paid-in capital	4,701.4	4,619.8
Accumulated other comprehensive income	18.7	16.8
Accumulated deficit	(5,091.0)	(4,931.8)
Total stockholders’ deficit	(370.9)	(295.1)
Total liabilities and stockholders' deficit	$2,672.8	$2,769.1

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(unaudited)
(in millions, except share and per share amounts)

	Three Months Ended September 30,
	2023	2022
Revenue:
Connected Fitness Products	$180.6	$204.2
Subscription	415.0	412.3
Total revenue	595.5	616.5
Cost of revenue:
Connected Fitness Products	174.9	259.8
Subscription	135.2	139.5
Total cost of revenue	310.1	399.3
Gross profit	285.4	217.2
Operating expenses:
Sales and marketing	146.0	138.7
General and administrative	151.1	193.5
Research and development	78.7	88.1
Impairment expense	24.0	62.9
Restructuring expense	17.8	106.9
Supplier settlements	—	1.1
Total operating expenses	417.6	591.1
Loss from operations	(132.3)	(374.0)
Other expense, net:
Interest expense	(27.2)	(20.9)
Interest income	8.4	4.0
Foreign exchange loss	(7.8)	(17.0)
Other income, net	0.3	0.2
Total other expense, net	(26.2)	(33.7)
Loss before provision for income taxes	(158.5)	(407.7)
Income tax expense	0.8	0.8
Net loss	$(159.3)	$(408.5)
Net loss attributable to Class A and Class B common stockholders	$(159.3)	$(408.5)
Net loss per share attributable to common stockholders, basic and diluted	$(0.44)	$(1.20)
Weighted-average Class A and Class B common shares outstanding, basic and diluted	358,547,563	339,011,157
Other comprehensive income:
Change in foreign currency translation adjustment	1.9	5.3
Derivative adjustments:
Reclassification for derivative adjustments included in Net loss	—	(0.5)
Total other comprehensive income	1.9	4.8
Comprehensive loss	$(157.4)	$(403.6)

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in millions)

	Three Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(159.3)	$(408.5)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	30.8	29.0
Stock-based compensation expense	74.2	182.1
Non-cash operating lease expense	16.8	22.1
Amortization of debt discount and issuance costs	3.5	3.2
Impairment expense	24.0	62.9
Net foreign currency adjustments	7.8	17.2
Changes in operating assets and liabilities:
Accounts receivable	(3.0)	1.3
Inventories	(1.4)	106.0
Prepaid expenses and other current assets	(31.7)	(11.8)
Other assets	(2.0)	2.7
Accounts payable and accrued expenses	0.7	(178.7)
Deferred revenue and customer deposits	(13.4)	(3.6)
Operating lease liabilities, net	(23.9)	(16.8)
Other liabilities	(2.3)	(9.9)
Net cash used in operating activities	(79.2)	(202.8)
Cash Flows from Investing Activities:
Capital expenditures and capitalized internal-use software development costs	(4.1)	(43.6)
Net cash used in investing activities	(4.1)	(43.6)
Cash Flows from Financing Activities:
Principal repayment of Term Loan	(1.9)	(1.9)
Proceeds, net from employee stock purchase plan withholdings	(0.2)	0.3
Proceeds from employee stock plans	10.7	4.1
Principal repayments of finance leases	(0.4)	(0.5)
Net cash provided by financing activities	8.2	2.1
Effect of exchange rate changes	(0.5)	3.2
Net change in cash, cash equivalents, and restricted cash	(75.5)	(241.0)
Cash, cash equivalents, and restricted cash — Beginning of period	885.5	1,257.6
Cash, cash equivalents, and restricted cash — End of period	$809.9	$1,016.6
Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$23.5	$16.8
Cash paid for income taxes	$1.2	$2.6
Supplemental Disclosures of Non-Cash Investing and Financing Information:
Accrued and unpaid capital expenditures, including software	$1.1	$5.4
Stock-based compensation capitalized for software development costs	$—	$2.9

NON-GAAP FINANCIAL MEASURES
In addition to our results determined in accordance with accounting principles generally accepted in the United States, or GAAP, we believe the following non-GAAP financial measures are useful in evaluating our operating performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, Adjusted EBITDA, Subscription Contribution, Subscription

Contribution Margin, and Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

A reconciliation of the Company’s Adjusted EBITDA and Free Cash Flow guidance to the most directly comparable GAAP financial measures cannot be provided without unreasonable efforts and is not provided herein because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliations, including net income (loss) and adjustments that are made for other expense (income), net, income tax expense (benefit), depreciation and amortization expense, stock-based compensation expense, restructuring expense, impairment expense, supplier settlements, product recall related matters, litigation and settlement expenses, transaction and integration costs, and other adjustments reflected in our reconciliation of historical Adjusted EBITDA, the amounts of which could be material.

Adjusted EBITDA
We calculate Adjusted EBITDA as net (loss) income adjusted to exclude: total other expense (income), net; income tax expense (benefit); depreciation and amortization expense; stock-based compensation expense; impairment expense; product recall related matters; certain litigation and settlement expenses; transaction and integration costs; reorganization, severance, exit, disposal and other costs associated with restructuring plans; supplier settlements; and other adjustment items that arise outside the ordinary course of our business.
We use Adjusted EBITDA as a measure of operating performance and the operating leverage in our business. We believe that this non-GAAP financial measure is useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results for the following reasons:

•Adjusted EBITDA is widely used by investors and securities analysts to measure a company’s operating performance without regard to items such as stock-based compensation expense, depreciation and amortization expense, other expense (income), net, and provision for income taxes that can vary substantially from company to company depending upon their financing, capital structures, and the method by which assets were acquired;
•Our management uses Adjusted EBITDA in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance; and
•Adjusted EBITDA provides consistency and comparability with our past financial performance, facilitates period-to-period comparisons of our core operating results, and may also facilitate comparisons with other peer companies, many of which use a similar non-GAAP financial measure to supplement their GAAP results.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this measure in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are, or may in the future be, as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;
•Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or principal payments on our debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us;
•Adjusted EBITDA does not reflect certain litigation expenses, consisting of legal settlements and related fees for specific proceedings that we have determined arise outside of the ordinary course of business based on the following considerations which we assess regularly: (1) the frequency of similar cases that have been brought to date, or are expected to be brought within two years; (2) the complexity of the case; (3) the nature of the remedy(ies) sought, including the size of any monetary damages sought; (4) offensive versus defensive posture of us; (5) the counterparty involved; and (6) our overall litigation strategy;
•Adjusted EBITDA does not reflect transaction and integration costs related to acquisitions;
•Adjusted EBITDA does not reflect impairment charges for goodwill and fixed assets, and gains (losses) on disposals for fixed assets;
•Adjusted EBITDA does not reflect the impact of purchase accounting adjustments to inventory related to the Precor acquisition;

•Adjusted EBITDA does not reflect costs associated with product recall related matters including adjustments to the return reserves, inventory write-downs, logistics costs associated with Member requests, the cost to move the recalled product for those that elect the option, subscription waiver costs of service, and recall-related hardware development and repair costs;
•Adjusted EBITDA does not reflect reorganization, severance, exit, disposal, and other costs associated with restructuring plans;
•Adjusted EBITDA does not reflect non-recurring supplier settlements; and
•The expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results and we may, in the future, exclude other significant, unusual expenses or other items from this financial measure. Because companies in our industry may calculate this measure differently than we do, its usefulness as a comparative measure can be limited.

Because of these limitations, Adjusted EBITDA should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Adjusted EBITDA to Net loss, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

Adjusted EBITDA

	Three Months Ended September 30,		Three Months Ended June 30,	Fiscal Year Ended June 30,	Three Months Ended December 31,
	2023	2022	2023	2023	2022
	(dollars in millions)
Net loss	$(159.3)	$(408.5)	$(241.8)	$(1,261.7)	$(335.4)
Adjusted to exclude the following:
Total other expense, net	26.2	33.7	15.8	60.9	2.2
Income tax expense	0.8	0.8	0.2	3.7	1.9
Depreciation and amortization expense	30.8	29.0	31.2	124.3	31.2
Stock-based compensation expense	67.0	105.3	69.8	319.9	75.6
Impairment expense	24.0	62.9	32.6	144.5	9.7
Restructuring expense	18.4	106.9	21.5	193.0	52.7
Supplier settlements	—	1.1	—	22.0	17.9
Product recall related matters(1)	(1.8)	28.9	40.0	80.9	2.3
Litigation and settlement expenses(2)	2.9	5.7	(4.1)	102.8	19.3
Other adjustment items	—	0.8	—	1.0	0.2
Adjusted EBITDA	$9.1	$(33.4)	$(34.7)	$(208.5)	$(122.4)
______________________
(1) Represents adjustments and charges associated with product recall related matters, as well as accrual adjustments. For the three months ended September 30, 2023 and 2022, these include an adjustment to Connected Fitness Products revenue for actual and estimated future returns of $(1.6) million and $26.5 million, respectively, and recorded costs in Connected Fitness Products cost of revenue associated with recall related matters of $(0.1) million and $2.5 million, respectively. For the three months and fiscal year ended June 30, 2023, these include recorded costs in Connected Fitness Products cost of revenue primarily associated with recall related matters of $40.0 million and $64.1 million, respectively, an adjustment to Connected Fitness Products revenue for actual and estimated future returns of zero and $14.6 million, respectively, and operating expenses of zero and $2.3 million associated with recall-related hardware development costs, respectively. For the three months ended December 31, 2022, these include operating expenses of $2.3 million associated with recall-related hardware development costs.
(2) Includes litigation-related expenses for certain non-recurring patent infringement litigation, consumer arbitration, and product recalls. Includes Dish settlement accrual of $75.0 million for the fiscal year ended June 30, 2023.
Subscription Contribution and Subscription Contribution Margin
We define “Subscription Contribution” as Subscription revenue less cost of Subscription revenue, adjusted to exclude from cost of Subscription revenue, depreciation and amortization expense, and stock-based compensation expense. Subscription Contribution Margin is calculated by dividing Subscription Contribution by Subscription revenue.
We use Subscription Contribution and Subscription Contribution Margin to measure our ability to scale and leverage the costs of our Connected Fitness Subscriptions. We believe that these non-GAAP financial measures are useful to investors for period-to-period comparisons of our business and in understanding and evaluating our operating results because our management uses Subscription Contribution and Subscription Contribution Margin in conjunction with financial measures prepared in accordance with GAAP for planning purposes, including the preparation of our annual operating budget, as a measure of our core operating results and the effectiveness of our business strategy, and in evaluating our financial performance.

The use of Subscription Contribution and Subscription Contribution Margin as analytical tools has limitations, and you should not consider these in isolation or as substitutes for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•Although depreciation and amortization expense are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Subscription Contribution and Subscription Contribution Margin do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; and
•Subscription Contribution and Subscription Contribution Margin exclude stock-based compensation expense, which has recently been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy.

Because of these limitations, Subscription Contribution and Subscription Contribution Margin should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Subscription Contribution and Subscription Contribution Margin to Subscription Gross Profit and Subscription Gross Margin, respectively, which are the most directly comparable financial measures prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended September 30,		Three Months Ended June 30,
	2023	2022	2023
	(dollars in millions)
Subscription Revenue	$415.0	$412.3	$421.7
Less: Cost of Subscription	135.2	139.5	138.1
Subscription Gross Profit	$279.7	$272.8	$283.6
Subscription Gross Margin	67.4%	66.2%	67.3%
Add back:
Depreciation and amortization expense	$9.3	$8.5	$9.8
Stock-based compensation expense	9.7	12.7	10.5
Subscription Contribution	$298.7	$294.1	$303.9
Subscription Contribution Margin	72.0%	71.3%	72.1%

The continued growth of our Connected Fitness Subscription base will allow us to improve our Subscription Contribution Margin. While there are variable costs, including music royalties, associated with our Connected Fitness Subscriptions, a significant portion of our content creation costs are fixed given that we operate with a limited number of production studios and Instructors. We expect the fixed nature of those expenses to scale over time as we grow our Connected Fitness Subscription base.

Free Cash Flow
We define Free Cash Flow as Net cash provided by (used in) operating activities less capital expenditures and capitalized internal-use software development costs. Free cash flow reflects an additional way of viewing our liquidity that, we believe, when viewed with our GAAP results, provides management, investors, and other users of our financial information with a more complete understanding of factors and trends affecting our cash flows.

The use of Free Cash Flow as an analytical tool has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures. For example, Free Cash Flow does not incorporate payments made for purchases of marketable securities, business combinations and asset acquisitions. Because of these limitations, Free Cash Flow should be considered along with other operating and financial performance measures presented in accordance with GAAP.

The following table presents a reconciliation of Free Cash Flow to Net cash used in operating activities, the most directly comparable financial measure prepared in accordance with GAAP, for each of the periods indicated:

	Three Months Ended September 30,		Three Months Ended June 30,
	2023	2022	2023
	(dollars in millions)
Net cash used in operating activities	$(79.2)	$(202.8)	$(55.4)
Capital expenditures and capitalized internal-use software development costs	(4.1)	(43.6)	(18.6)
Free Cash Flow	$(83.2)	$(246.3)	$(74.0)